Exhibit 99.1

News Release

Independent Bank Corporation
230 West Main Street
Ionia, MI 48846
616.527.5820

For Release:	Immediately

Contact:	Robert Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2012 THIRD QUARTER RESULTS

IONIA, Mich., Oct. 30, 2012 - Independent Bank Corporation (Nasdaq: IBCP) reported third quarter 2012 net income applicable to common stock of $5.4 million, or $0.16 per diluted share, versus a net loss applicable to common stock of $5.2 million, or $0.61 per share, in the prior-year period.  For the nine months ended Sept. 30, 2012, the Company reported net income applicable to common stock of $11.0 million, or $0.36 per diluted share, compared to a net loss applicable to common stock of $14.6 million, or $1.78 per share, in the prior-year period.  For periods where the Company is reporting a profit, the diluted earnings per share calculation includes, among other things, the assumed conversion of mandatorily convertible preferred stock using a five-day average price per common share based on the applicable period end.

The Company’s third consecutive profitable quarter was highlighted by:

•	Additional improvement in asset quality, with non-performing assets down 7% during the quarter and 26% since the end of 2011.
•	A $5.9 million, or 96%, year-over-year decline in the quarterly provision for loan losses.
•	Strong mortgage-banking results with a $2.6 million, or 127%, year-over-year increase in quarterly net gains on mortgage loans.
•	Year-over-year growth in core deposits (excluding the pending impact of a branch sale).
•	Regulatory capital ratios that increased and remain above minimum requirements for “well-capitalized” institutions.

The previously announced sale of 21 branches to Chemical Bank (the “Branch Sale”) did not close in the third quarter of 2012.  The Branch Sale is now expected to close prior to year end 2012.

Michael M. Magee, the Chief Executive Officer of Independent Bank Corporation, commented: “We are very pleased to report  our third consecutive quarter of profitability in 2012 as well as further progress in improving asset quality, as evidenced by a reduction in our non-performing loans, loan net charge-offs and the provision for loan losses as compared to the year ago quarter.  We remain focused on building consistent profitability.  Our capital initiatives remain centered on strategies to convert the preferred stock owned by the U.S. Treasury into common stock and exiting TARP, while still preserving the potential future use of our net deferred tax asset, which totaled approximately $69.2 million at Sept. 30, 2012 and on which we have established a full valuation allowance.  The potential future recovery of this valuation allowance represents a source of capital that would be of substantial value to our shareholders. Also, the Branch Sale is expected to have a significant positive impact on our regulatory capital ratios.”

Operating Results

The Company’s net interest income totaled $21.5 million during the third quarter of 2012, a decrease of $2.3 million, or 9.8% from the year-ago period, and a decrease of $0.4 million, or 1.7% from the second quarter of 2012.  The Company’s net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.92% during the third quarter of 2012, compared to 4.59% in the year-ago period, and 4.02% in the second quarter of 2012. The net interest margin decreased due primarily to a change in asset mix, as higher yielding loans declined and lower yielding short-term investments increased.  The increase in lower yielding interest-bearing cash balances and other short-term investments, in part, reflects the Company’s efforts to increase liquidity in order to provide the future funding needed for the pending Branch Sale. The year-over-year decrease in net interest income was partially offset by an increase in average interest-earning assets, which rose to $2.18 billion in the third quarter of 2012 compared to $2.06 billion in the year-ago quarter and $2.18 billion in the second quarter of 2012.  The increase in average interest-earning assets in 2012 primarily reflects a rise in securities available for sale and overnight interest-bearing balances at the Federal Reserve Bank that were partially offset by a decline in loans.

For the first nine months of 2012, net interest income totaled $65.4 million, a decrease of $6.2 million, or 8.7% from 2011.  The Company’s net interest margin for the first nine months of 2012 decreased to 4.03% compared to 4.43% in 2011.  The reasons for the decline in net interest income for the first nine months of 2012 are generally consistent with those described above for the comparative quarterly periods.

Service charges on deposits totaled $4.7 million and $13.5 million, respectively, for the third quarter and first nine months of 2012, relatively unchanged when compared to $4.6 million and $13.7 million, respectively, in the year ago periods.  Interchange income was also relatively unchanged and totaled $2.3 million and $7.1 million for the third quarter and first nine months of 2012, respectively, compared to $2.4 million and $6.8 million, respectively, in the year ago periods.

Net gains on mortgage loans were $4.6 million in the third quarter of 2012, compared to $2.0 million in the year-ago quarter.  For the first nine months of 2012, net gains on mortgage loans totaled $12.0 million compared to $5.8 million in 2011. The increase in net gains relates primarily to a rise in mortgage loan sales volume associated with increased origination volume driven by record low interest rates.

Mortgage loan servicing generated a loss of $0.4 million and $2.7 million in the third quarters of 2012 and 2011, respectively. This decreased loss was due to the change in the impairment reserve (a $0.4 million impairment charge in the third quarter of 2012 compared to a $3.1 million impairment charge in the year-ago quarter) that was partially offset by a $0.4 million increase in the amortization of capitalized mortgage loan servicing rights.  The impairment charge in the third quarter of 2012 primarily reflects lower mortgage loan interest rates resulting in higher estimated future prepayment rates.  For the first nine months of 2012 and 2011, mortgage loan servicing generated a loss of $0.7 million and $1.9 million, respectively.  The first nine months comparative variance is primarily due to the change in the impairment reserve (a $0.6 million impairment charge in 2012 compared to a $3.2 million impairment charge in 2011) that was partially offset by a $1.3 million increase in the amortization of capitalized mortgage loan servicing rights.  Capitalized mortgage loan servicing rights totaled $10.2 million at Sept. 30, 2012 compared to $11.2 million at Dec. 31, 2011.  As of Sept. 30, 2012, the Company serviced approximately $1.76 billion in mortgage loans for others on which servicing rights have been capitalized.

Non-interest expenses totaled $29.3 million in the third quarter of 2012, compared to $31.5 million in the year-ago period.  The quarterly year-over-year decline in non-interest expenses was primarily due to decreases in net losses on other real estate and repossessed assets (down $1.6 million), credit card and bank service fees (down $0.4 million), and vehicle service contract counterparty contingencies (down $1.1 million).  These declines were partially offset by an increase in compensation and benefits (up $1.0 million) as well as a $0.9 million write down of property and equipment related to branches that will be closed in the fourth quarter of 2012.  For the first nine months of 2012, non-interest expenses totaled $86.8 million versus $97.2 million in 2011.  This decline in non-interest expenses was primarily due to decreases in loan and collection costs (down $2.0 million), occupancy costs (down $0.7 million), net losses on other real estate and repossessed assets (down $2.2 million), vehicle service contract counterparty contingencies expense (down $3.9 million), credit card and bank service fees (down $1.2 million), and other non-interest expenses (down $2.0 million).  These year-to-date declines were partially offset by an increase in compensation and benefits (up $1.6 million) as well as the aforementioned $0.9 million write down of property and equipment.  Credit related costs (loan and collection, net losses on other real estate and repossessed assets, and vehicle service contract counterparty contingencies) have declined significantly in 2012, which primarily reflects the overall decrease in the volume of problem credits (non-performing loans and “watch” credits), stabilization in collateral values, and lower expected incurred losses and reduced levels of payment plan receivables.  The increase in compensation and benefits primarily reflects expenses associated with reinstating certain employee incentive programs (including the Company’s employee stock ownership plan) that had been suspended or reduced in prior years.   This increase was partially offset by a 5.8% decline in full time equivalent employees in the first nine months of 2012 as compared to the prior year period.

Asset Quality

Commenting on asset quality, CEO Magee added:  "Our provision for loan losses decreased by $5.9 million, or 95.9%, in the third quarter of 2012 compared to the year-ago amount, primarily reflecting a reduction in non-performing loans, a lower level of watch credits, reduced loan net charge-offs, and an overall decline in total loan balances.  Since the start of this year, non-performing loans and commercial loan watch credits have declined by approximately 35% and 21%, respectively.  In addition, thirty- to eighty-nine day delinquency rates at Sept. 30, 2012 were 0.92% for commercial loans and 1.16% for mortgage and consumer loans. These are near to the lowest levels that we have seen in several years.  Nonetheless, we continue to focus on further improving asset quality and reducing credit related costs."
A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	9/30/2012	12/31/2011	9/30/2011
	(Dollars in Millions)
Commercial	$19.5	$29.3	$22.3
Consumer/installment	2.5	3.5	3.1
Mortgage	16.6	26.2	24.2
Payment plan receivables(2)	0.2	0.9	1.3
Total	$38.8	$59.9	$50.9
Ratio of non-performing loans to total portfolio loans	2.71%	3.80%	3.13%
Ratio of non-performing assets to total assets	2.88%	4.07%	3.66%
Ratio of the allowance for loan losses to non-performing loans	123.62%	98.33%	115.56%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)
Represents payment plans for which no payments have been received for 90 days or more and for which Mepco has not yet completed the process to charge the applicable counterparty for the balance due. These balances exclude receivables due from Mepco counterparties related to the cancellation of payment plan receivables.

Non-performing loans have declined by $21.0 million, or 35.1%, since year-end 2011.  All categories of non-performing loans declined, but the principal decreases since year-end 2011 were in commercial loans and residential mortgage loans. The decline in non-performing loans primarily reflects loan net charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE during 2012.  Non-performing commercial loans have declined by $58.5 million, or 75.0%, since they peaked in 2008.  Non-performing retail (residential mortgage and consumer/installment) loans have declined by $40.1 million, or 67.7%, since they peaked in 2009.  Other real estate and repossessed assets totaled $30.3 million at Sept. 30, 2012, compared to $34.0 million at Dec. 31, 2011.

The provision for loan losses was $0.3 million and $6.2 million in the third quarters of 2012 and 2011, respectively.  For the first nine months of 2012, the provision for loan losses totaled $6.4 million versus $21.0 million in 2011.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  Loan net charge-offs were $3.7 million (1.00% annualized of average loans) in the third quarter of 2012, compared to $7.9 million (1.89% annualized of average loans) in the third quarter of 2011.  Loan net charge-offs were $16.7 million (1.46% of average loans) and $30.1 million (2.35% of average loans) for the first nine months of 2012 and 2011, respectively.  The year to date declines in 2012 loan net charge-offs by category were: commercial loans $9.2 million; mortgage loans $3.2 million; and consumer/installment loans $0.9 million.  At Sept. 30, 2012, the allowance for loan losses totaled $48.0 million, or 3.35% of portfolio loans, compared to $58.9 million, or 3.73% of portfolio loans, at Dec. 31, 2011.

Balance Sheet, Liquidity and Capital

Total assets were $2.40 billion at Sept. 30, 2012, an increase of $93.4 million, or 4.0%, from Dec. 31, 2011.  Loans, excluding loans held for sale, were $1.43 billion at Sept. 30, 2012, compared to $1.58 billion at Dec. 31, 2011.  Deposits (including $405.9 million related to the aforementioned pending Branch Sale) totaled $2.17 billion at Sept. 30, 2012, an increase of $84.4 million from Dec. 31, 2011.  The increase in deposits is primarily due to growth in checking and savings.

Cash and cash equivalents totaled $460.5 million at Sept. 30, 2012, versus $341.1 million at Dec. 31, 2011. Securities available for sale totaled $230.2 million at Sept. 30, 2012, versus $157.4 million at Dec. 31, 2011.  This $72.7 million increase is primarily due to the purchase of residential mortgage-backed and U.S. government agency securities during the first nine months of 2012.

Total shareholders’ equity was $121.5 million at Sept. 30, 2012, or 5.1% of total assets.  Tangible common equity totaled $31.6 million at Sept. 30, 2012, or $3.59 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratio	9/30/2012	12/31/2011	Well Capitalized Minimum

Tier 1 capital to average total assets	7.29%	6.77%	5.00%
Tier 1 capital to risk-weighted assets	11.94%	10.13%	6.00%
Total capital to risk-weighted assets	13.22%	11.41%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (Nasdaq Symbol: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.4 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates convenient locations across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Independent Bank has received the “Highest Customer Satisfaction with Retail Banking in the North Central Region” from the J.D. Power and Associates 2012 Retail Banking Satisfaction StudySM.  The J.D. Power and Associates study results are based on experiences and perceptions of consumers surveyed January-February, 2012. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our website at: www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as "expect," "believe," "intend," "estimate," "project," "may" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management's beliefs and assumptions based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future  operations, products or services, and forecasts of the Company's revenue, earnings or other measures of economic performance, including statements of profitability, estimates of credit quality trends, and statements about the potential value of our deferred tax assets. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are not guarantees of future performance.  These forward-looking statements involve assumptions and are subject to substantial risks and uncertainties, such as changes in Independent Bank Corporation's plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include the ability of Independent Bank Corporation to meet the objectives of its capital restoration plan, the ability of Independent Bank to remain well-capitalized under federal regulatory standards, the pace of economic recovery within Michigan and beyond, our ability to collect receivables from Mepco Finance Corporation’s counterparties related to cancellations of payment plans, changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2012	2011
	(unaudited)
Assets	(In thousands, except share amounts)
Cash and due from banks	$56,911	$62,777
Interest bearing deposits	403,633	278,331
Cash and Cash Equivalents	460,544	341,108
Trading securities	38	77
Securities available for sale	230,186	157,444
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	20,494	20,828
Loans held for sale, carried at fair value	41,969	44,801
Loans held for sale, carried at lower of cost or fair value	52,280	-
Loans
Commercial	603,538	651,155
Mortgage	537,107	590,876
Installment	197,736	219,559
Payment plan receivables	93,608	115,018
Total Loans	1,431,989	1,576,608
Allowance for loan losses	(48,021)	(58,884)
Net Loans	1,383,968	1,517,724
Other real estate and repossessed assets	30,347	34,042
Property and equipment, net	47,062	62,548
Bank-owned life insurance	50,493	49,271
Other intangibles	6,793	7,609
Capitalized mortgage loan servicing rights	10,205	11,229
Prepaid FDIC deposit insurance assessment	10,229	12,609
Vehicle service contract counterparty receivables, net	18,773	29,298
Property and equipment held for sale	10,148	-
Accrued income and other assets	27,303	18,818
Total Assets	$2,400,832	$2,307,406
Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$485,109	$497,718
Savings and interest-bearing checking	853,603	1,019,603
Retail time	377,085	526,525
Brokered time	48,859	42,279
Total Deposits	1,764,656	2,086,125
Deposits held for sale relating to branch sale	405,850	-
Other borrowings	17,720	33,387
Subordinated debentures	50,175	50,175
Vehicle service contract counterparty payables	8,414	6,633
Accrued expenses and other liabilities	32,489	28,459
Total Liabilities	2,279,304	2,204,779
Shareholders' Equity
Preferred stock, no par value, 200,000 shares authorized; 74,426 shares issued and outstanding at September 30, 2012 and December 31, 2011; liquidation preference: $84,099 at September 30, 2012 and $81,023 at December 31, 2011	83,097	79,857
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 8,804,415 shares at September 30, 2012 and 8,491,526 shares at December 31, 2011	250,080	248,950
Accumulated deficit	(203,217)	(214,259)
Accumulated other comprehensive loss	(8,432)	(11,921)
Total Shareholders' Equity	121,528	102,627
Total Liabilities and Shareholders' Equity	$2,400,832	$2,307,406

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
	(unaudited)
	(In thousands)

Interest Income
Interest and fees on loans	$23,385	$23,696	$27,222	$71,427	$84,808
Interest on securities
Taxable	655	933	297	2,246	1,108
Tax-exempt	261	244	301	801	931
Other investments	432	382	367	1,210	1,185
Total Interest Income	24,733	25,255	28,187	75,684	88,032
Interest Expense
Deposits	2,223	2,305	3,230	6,952	12,686
Other borrowings	1,059	1,120	1,183	3,351	3,738
Total Interest Expense	3,282	3,425	4,413	10,303	16,424
Net Interest Income	21,451	21,830	23,774	65,381	71,608
Provision for loan losses	251	1,056	6,171	6,438	21,029
Net Interest Income After Provision for Loan Losses	21,200	20,774	17,603	58,943	50,579
Non-interest Income
Service charges on deposit accounts	4,739	4,552	4,623	13,492	13,689
Interchange income	2,324	2,407	2,356	7,053	6,832
Net gains (losses) on assets
Mortgage loans	4,602	3,579	2,025	12,041	5,753
Securities	301	169	(57)	1,154	271
Other than temporary impairment loss on securities
Total impairment loss	(70)	(85)	(4)	(332)	(146)
Loss recognized in other comprehensive loss	-	-	-	-	-
Net impairment loss recognized in earnings	(70)	(85)	(4)	(332)	(146)
Mortgage loan servicing	(364)	(1,088)	(2,655)	(716)	(1,885)
Title insurance fees	482	489	299	1,479	1,090
(Increase) decrease in fair value of U.S. Treasury warrant	(32)	(25)	29	(211)	1,025
Other	2,560	3,044	2,639	8,208	7,793
Total Non-interest Income	14,542	13,042	9,255	42,168	34,422
Non-interest Expense
Compensation and employee benefits	13,610	13,506	12,654	39,598	38,032
Loan and collection	2,832	2,407	2,658	8,129	10,105
Occupancy, net	2,482	2,490	2,651	7,688	8,415
Data processing	2,492	2,450	2,502	7,281	7,227
Furniture, fixtures and equipment	1,194	1,307	1,308	3,795	4,228
Legal and professional	952	1,268	751	3,117	2,330
FDIC deposit insurance	816	816	885	2,489	2,772
Communications	785	826	863	2,486	2,700
Net losses on other real estate and repossessed assets	291	633	1,931	1,911	4,114
Advertising	647	639	740	1,842	1,964
Credit card and bank service fees	433	624	869	1,708	2,929
Vehicle service contract counterparty contingencies	281	326	1,345	1,078	5,002
Write-down of property and equipment held for sale	860	-	-	860	-
Provision for loss reimbursement on sold loans	193	126	251	751	1,020
Costs (recoveries) related to unfunded lending commitments	(538)	(12)	(172)	(597)	12
Other	1,966	2,077	2,226	4,692	6,385
Total Non-interest Expense	29,296	29,483	31,462	86,828	97,235
Income (Loss) Before Income Tax	6,446	4,333	(4,604)	14,283	(12,234)
Income tax benefit	-	-	(482)	-	(748)
Net Income (Loss)	$6,446	$4,333	$(4,122)	$14,283	$(11,486)
Preferred stock dividends and discount accretion	1,093	1,092	1,043	3,241	3,102
Net Income (Loss) Applicable to Common Stock	$5,353	$3,241	$(5,165)	$11,042	$(14,588)

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
	(unaudited)
Per Common Share Data
Net Income (Loss) Per Common Share (A)
Basic (B)	$.61	$.38	$(.61)	$1.28	$(1.78)
Diluted (C)	.16	.11	(.61)	.36	(1.78)
Cash dividends declared per common share	.00	.00	.00	.00	.00

Selected Ratios (D)
As a Percent of Average Interest-Earning Assets
Interest income	4.52%	4.65%	5.44%	4.67%	5.45%
Interest expense	0.60	0.63	0.85	0.64	1.02
Net interest income	3.92	4.02	4.59	4.03	4.43
Net Income (Loss) to (A)
Average common shareholders’ equity	62.71%	47.96%	(56.07)%	52.38%	(52.57)%
Average assets	0.89	0.54	(0.89)	0.62	(0.81)

Average Shares
Basic (B)	8,778,899	8,607,382	8,400,950	8,637,176	8,208,793
Diluted (C)	39,674,719	40,798,694	50,999,510	39,402,803	50,783,918

(A) These amounts are calculated using net income (loss) applicable to common stock.  For any period in which net income is recorded, dividends on convertible preferred stock are added back in the diluted per share calculation.

(B) Average shares of common stock for basic net income (loss) per common share include shares issued and outstanding during the period and participating share awards.

(C) Average shares of common stock for diluted net income per common share include shares to be issued upon conversion of convertible preferred stock, shares to be issued upon exercise of common stock warrants, shares to be issued upon exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors.  For any period in which a loss is recorded, the assumed conversion of convertible preferred stock, assumed exercise of common stock warrants, assumed exercise of stock options, restricted stock units and stock units for a deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and are thus ignored in the diluted per share calculation.

(D) Ratios have been annualized.